United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2014 (July 31, 2014)

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    The Board of Directors of The Laclede Group, Inc., announced that it had increased the size of the Board from nine to ten effective August 1, 2014 and has elected Ms. Maria V. Fogarty to the Board of Directors effective August 1, 2014 to fill the vacancy created by increasing the size of the Board. Ms. Fogarty served as the Senior Vice President, Internal Audit and Compliance at NextEra Energy, Inc. from 2011 through June 30, 2014. NextEra Energy, Inc. is a leading clean energy company with 2013 revenues of approximately $15 billion and the parent of Florida Power & Light, the largest rate-regulated electric utility in Florida. The Board has not appointed Ms. Fogarty to any committees at this time.
(e)    The Company and Suzanne Sitherwood, President and Chief Executive Officer, in 2011 entered into a severance benefits agreement, which expires September 1, 2014 and addresses benefits payable with or without a change in control upon her termination without cause or upon her resignation for good reason (“Severance Agreement”). This Severance Agreement has been amended to extend the expiration date to January 1, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: August 1, 2014	By:	/s/ S. Sitherwood
S. Sitherwood President and Chief Executive Officer